Exhibit 10.11.1

FIRST AMENDMENT TO

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

This First Amendment to Amended and Restated Executive Employment Agreement is made this 29th day of December, 2008, by and between Standard Parking Corporation, a Delaware corporation (the “Company”), and G. Marc Baumann (the “Executive”).

RECITALS

A.            The Executive and Standard Parking Corporation, a Delaware corporation (the “Company”), previously executed a certain Amended and Restated Executive Employment Agreement dated as of October 1, 2001 (the “Original Employment Agreement”).

B.            The Company and Executive desire to amend the Agreement in order, among other things, to comply with Section 409A of the Internal Revenue Code of 1986 (the “Code”) and the final regulations and guidance promulgated thereunder.

NOW, THEREFORE, in consideration of the Recitals, the mutual promises and undertakings herein set forth, the receipt and sufficiency of which consideration are hereby acknowledged, the parties hereby agree that the Agreement shall be deemed modified and amended, effective immediately, as follows:

1.                                     Paragraph 3(b) of the Agreement shall be amended to read, in its entirety as so amended, as follows:

“   (b)      Bonus.     For each calendar year ending during the Employment Period, the Executive shall be eligible to receive an annual bonus (the “Annual Bonus”) based upon terms and conditions of an annual bonus program established by the Company. Any such annual bonus program shall provide that the Executive’s target bonus (“Target Annual Bonus”) will be a percentage equal to thirty-five percent (35%) of the Annual Base Salary.   The Annual Bonus will be paid in the calendar year immediately following the year for which it is earned, no later than March 15 of such year.  The actual amount of the Executive’s Annual Bonus shall be determined based on the achievement of the applicable established performance targets.”

2.                                     Paragraph 5(c) of the Agreement shall be amended to add the following sentence to the end thereof:

“The Annual Base Salary and bonus payment to be made hereunder shall be made as and when such amounts would be paid in accordance with paragraphs 3(a) and (b) above.”

3.                                     A new paragraph 8(h) shall be added to the Agreement to read as follows:

“    8(h).    Compliance with Section 409A.   Payments under paragraphs 5 and 6 shall be paid or provided only at the time of a termination of the Executive’s employment that constitutes a “separation from service” within the meaning of Section 409A of the Code. Further, if the Executive is a “specified employee” as such term is defined under Section 409A of the Code, any payments described in paragraph 5 or paragraph 6 shall be delayed for a period of six (6) months following the Executive’s separation from service to the extent and up to an amount necessary to ensure such payments are not subject to the penalties and interest under Section 409A of the Code, and shall thereafter be paid for the duration set forth in paragraph 5 or paragraph 6.”

4.                                     Except as expressly modified above, all of the remaining terms and provisions of the Agreement are hereby ratified and confirmed in all respects, and shall remain in full force and effect in accordance with their terms.

IN WITNESS WHEREOF, the Company and Executive have executed this First Amendment as of the day and year first above written.

COMPANY:	EXECUTIVE:

STANDARD PARKING CORPORATION,
a Delaware corporation
G. Marc Baumann

By:
James A. Wilhelm
President and Chief Executive Officer